WARRANT EXERCISE AGREEMENT
THIS WARRANT EXERCISE AGREEMENT (this “Agreement”), dated as of October 28, 2019, is by and between Sesen Bio, Inc., a Delaware corporation (the “Company”), and the undersigned holder (the “Holder”) of warrants to purchase shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).
W I T N E S S E T H:
WHEREAS, the Holder owns in the aggregate [•] warrants to purchase Common Stock at an exercise price of $1.20 per share issued on March 23, 2018, as set forth on the Holder’s signature page hereto (the “2018 Warrants”);
WHEREAS, pursuant to Section 3(b) of the Warrants, the Company may at any time during the term of the 2018 Warrants reduce the current Exercise Price of the Warrants to any amount deemed appropriate by the board of directors of the Company with the prior written consent of holders of a majority of the then outstanding Warrants issued pursuant to the Securities Purchase Agreement;
WHEREAS, the Exercise Price of the Warrants has been reduced to $0.60 (the “Amended Exercise Price”) for the holders of Warrants that are exercising such holder’s Warrants on the date hereof, which was approved by holders of a majority of the then outstanding Warrants issued pursuant to the Securities Purchase Agreement; and
WHEREAS, the Holder desires to exercise the 2018 Warrants in full at the Amended Exercise Price. The shares of Common Stock underlying the 2018 Warrants are referred to herein as the “Warrant Shares.”
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Holder and the Company agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the 2018 Warrants.

ARTICLE II
EXERCISE OF WARRANT
Section 2.1    Adjustment of Exercise Price. Pursuant to Section 3(g)(i) of the 2018 Warrants, the Company hereby notifies the Holder that the Exercise Price of the 2018 Warrants has been reduced to the Amended Exercise Price.
Section 2.2    Exercise of Warrant.    The Holder hereby exercises the 2018 Warrants in full at the Amended Exercise Price and otherwise pursuant to the terms of the 2018 Warrants.
Section 2.3    Filing of Form 8-K. Prior to 9:00 am ET on October 30, 2019 (the “8-K Filing Deadline”), the Company shall issue a Current Report on Form 8-K (the “8-K Filing”) disclosing the material terms of the transactions contemplated hereby and the material terms of the Other Warrant Agreements (as defined below) to be entered into contemporaneously herewith, and attaching the form of this Agreement and the forms of the Other Warrant Agreements to the Form 8-K. The Company expressly acknowledges and agrees that, following the earlier of the date of the 8-K Filing and the 8-K Filing Deadline, neither the Holder nor any of its affiliates shall have any duty of confidentiality, trust or confidence with respect to, or a duty not to trade on the basis of, any information related to this Agreement or the Other Warrant Agreements.
Section 2.4    Other Agreements; The Company acknowledges and agrees that the obligations of the Holder under this Agreement are several and not joint with the obligations of any other holder or any other holders (each, an “Other Holder”) of the Warrants or warrants to purchase Common Stock at an exercise price of $0.80 per share issued by the Company on November 3, 2017 (the “2017 Warrants”) and collectively with the Warrants, the “2017/2018 Warrants”) under any other agreement related to the adjustment of the exercise price of the 2017/2018 Warrants, the amendment to the Variable Rate Transaction provision of the 2017/2018 Warrants, if applicable, and the exercise of the 2017/2018 Warrants, if applicable (“Other Warrant Agreements”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Agreements. Nothing contained in this Agreement, and no action taken by the Holders pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement and to the Company’s knowledge, the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Warrant Agreements. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose. The Company represents and warrants that the terms of all Other Warrant Agreements are set forth on Annex A attached hereto and shall be effective concurrently with the effectiveness of this Agreement.

Section 2.5    Agreement Not to Offer or Sell Additional Securities. During the period beginning on the date hereof and ending on the earlier of (i) thirty (30) days from the date hereof and (ii) the date that all of the Warrant Shares have been sold by Holder, the Company will not, without the prior written consent of the Holder, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or announce the issuance or proposed issuance of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, other than (a) the Warrant Shares to be issued hereunder, (b) the issuance of equity-based awards granted pursuant to the Company’s benefit plans existing on the date hereof, as such plans may be amended, or pursuant to Nasdaq permitted inducements, (c) the issuance of shares of Common Stock upon the exercise of any such equity-based awards, (d) the issuance of shares of Common Stock upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for, or convertible into shares of Common Stock that are issued and outstanding as of the date hereof; provided that such securities have not been amended after the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities or (e) the transactions contemplated by the Other Warrant Agreements as set forth on Annex A attached hereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1    Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth below to the Holder that as of the date of its execution of this Agreement:
a)Power and Authorization. The Company is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
b)Valid and Binding Agreement; No Violation. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency or other similar laws relating to enforcement of creditors’ rights generally and general principles of equity. The execution of this Agreement and consummation of the transactions contemplated hereby will not constitute a violation of, or conflict with or result in a default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound.
c)Registration Statement. The Warrant Shares are registered for resale by the Holder on the effective registration statement on Form S-3 (No. 333-224682) (the “Registration Statement”). The Company shall use commercially reasonable efforts to keep the Registration Statement effective until the earliest of (a) the Warrant Shares are sold under the Registration Statement or pursuant to Rule 144 under the Securities Act, (b) the Warrant Shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act, and (c) the five (5) year anniversary of the date of the issuance of the 2018 Warrants.
Section 3.2    Representations and Warranties of the Holder. The Holder hereby makes the representations and warranties set forth below to the Company that as of the date of its execution of this Agreement.
a)Power and Authorization. The Holder is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
b)Valid and Binding Agreement; No Violation. This Agreement has been duly executed and delivered by the Holder and constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency or other similar laws relating to enforcement of creditors’ rights generally and general principles of equity. The execution of this Agreement and consummation of the transactions contemplated hereby will not constitute a violation of, or conflict with or result in a default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Holder is a party or by which the Holder is bound.
c)Access to Information. The Holder acknowledges that it has had the opportunity to review this Agreement and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the exercise of the 2018 Warrants and the merits and risks of investing in the Warrant Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.
d)Holder Status. The Holder is an “accredited investor” as defined in Rule 501 under the Securities Act.
e)Title to 2018 Warrants. The Holder is the sole legal and beneficial owner of the 2018 Warrants and has good, valid and marketable title to the 2018 Warrants, free and clear of any liens or encumbrances. The Holder has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of any of the 2018 Warrants or its rights in the 2018 Warrants, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the 2018 Warrants.
ARTICLE IV
MISCELLANEOUS
Section 4.1    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be made by email to the email address of the Holder set forth on Holder’s signature page.
Section 4.2    Survival. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by any party hereto or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the issuance of the Warrant Shares. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.
Section 4.3    Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 4.4    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to Section 7(f) of the 2018 Warrants.

Section 4.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

The undersigned has caused this Agreement to be duly executed, as of the day first above written.

SESEN BIO, INC.

By: _________________________________
Name:
Title:

The undersigned has caused this Agreement to be duly executed, as of the day first above written.

Name of Holder:

Signature of Authorized Signatory of Holder:     ____________________________________

Name of Authorized Signatory:    ________________________________________________

Title of Authorized Signatory:    ________________________________________________

Email Address of Holder:     ______________________________________________________

Number of Warrant Shares Exercised Hereunder:    _____________________________

Aggregate Exercise Price:    ____________________________________________

DWAC Instructions for Warrant Shares: